CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT made and entered into as of November 17, 2000 by and between Harnischfeger Industries, Inc., a Delaware corporation (the "Company"), and Michael S. Olsen (the "Participant").

RECITALS

WHEREAS, the Participant is currently employed by the Company; and

WHEREAS, the Company and the Participant wish to set forth their respective rights and obligations in the event of a Change in Control in the Company;

NOW THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

(a) "Cause". For the purposes of this Agreement, the Company shall have "Cause" to terminate the Participant's employment upon (i) the willful and continued failure of the Participant substantially to perform the Participant's duties of employment (other than as a result of physical or mental illness or injury) after the Board of Directors of the Company (the "Board") or the Chief Executive Officer or President of the Company delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the Board, Chief Executive Officer or President believes that the Participant has not substantially performed the Participant's duties of employment; or (ii) willful illegal conduct or gross misconduct by the Participant that results in material and demonstrable damage to the business or reputation of the Company or its subsidiaries; or (iii) the Participant's conviction of, or plea of guilty or nolo contendere to, a felony. No act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or failed to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act or failure to act that is based upon the authority given pursuant to a resolution duly adopted by the Board, the instruction of the Chief Executive Officer or a senior officer of the Company, or the advice of counsel for the Company, shall be conclusively presumed to be done, or failed to be done, by the Participant in good faith and in the best interests of the Company.

(b) "Change in Control". For purposes of this Agreement, Change in Control shall mean:

(i) Consummation of a plan of reorganization confirmed pursuant to title 11, United States Code, that (A) provides for the conversion of debt of the Company into equity interest in the Company such that, following consummation of such plan of reorganization, holders of debt of the Company immediately prior to consummation of such plan of reorganization beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such plan of reorganization (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) or (B) is a liquidating plan of reorganization of the Company; or

(ii) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act)) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of either (A) the then outstanding shares of Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (C) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iv) of this Section 1(b); or

(iii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other that the Board; or

(iv) Consummation by the Company of a merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c) "Disability". Disability with respect to a Participant means that (i) the Participant has been unable, for a period of 180 consecutive business days, to perform the Participant's duties of employment, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Participant or the Participant's legal representative, has determined that the Participant's incapacity is total and permanent. A termination of the Participant's employment by the Company for Disability shall be communicated to the Participant by written notice, and shall be effective on the 30th day after receipt of such notice by the Participant (the "Disability Effective Date"), unless the Participant returns to full-time performance of the Participant's duties before the Disability Effective Date.

(d) "Good Reason". For purposes of this Agreement, Good Reason shall mean, with respect to a Participant, without the Participant's prior written consent:

(i) the assignment to the Participant of any duties inconsistent in any material and adverse respect with the duties assigned to the Participant by the Company as of the date of this Agreement, or any action by the Company that results in a material diminution in the Participant's position, authority, duties or responsibilities from those held, exercised and/or assigned to the Participant as of the date of this Agreement, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Participant, describing in reasonable detail the objectionable duties or responsibilities; or

(ii) any material reduction in the Participant's base salary or bonus opportunity or other material employee benefits from the levels in effect as of the date of this Agreement, other than (A) an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Participant describing in reasonable detail the objectionable reduction, or (B) any modification to the Company's employee benefits in conjunction with the establishment of a substitute or replacement employee benefit program providing the Participant with substantially similar employee benefits; or

(iii) any requirement by the Company that the Participant's services be rendered primarily at a location or locations more than thirty-five (35) miles from the Participant's employment location as of the date of this Agreement.

(e) "Substitute Employer". For purposes of this Agreement, Substitute Employer shall mean a third party with whom the Participant obtains employment and in connection with which the Participant is entitled to receive compensation.

2. Effective Date; Protection Period.

(a) "Effective Date" shall mean the first date on which a Change in Control occurs.

(b) The "Protection Period" shall mean the period beginning on the Effective Date and ending on the second anniversary thereof.

3. Compensation in Connection with a Change in Control; Health and Welfare Coverage, Outplacement, and Other Benefits. If the Participant's employment with the Company is terminated during the Protection Period (including any such termination occurring within 90 days prior to the Effective Date) by the Participant for Good Reason or by the Company for any reason other than Cause, the Company shall:

(a) Pay the Participant an amount equal to two (2) times the sum of (x) his maximum annual base salary in effect from the date of this Agreement through the date of the termination of employment and (y) the greater of (i) his Target Bonus authorized in the Company's Annual Incentive Plan in effect on the date of the termination of employment or (ii) the amount authorized in the Company's Annual Incentive Plan in effect during the year prior to the date of the termination of employment, payable no later than ten calendar days following the date of termination of employment in a lump sum by certified check or wire transfer; and

(b) Continue to maintain for the benefit of the Participant and his dependents, medical, dental, and other health benefits provided to the Participant and his dependents as of the date of termination (the "Continuation Benefits") on terms no less favorable to the Participant than the Company provides to other employees similarly situated in the Company. The Company shall provide such benefits for a period up to two (2) calendar years following the termination of employment (subject to the mitigation provision set forth hereinafter). The Participant shall be required to make any contributions and pay any co-payments, deductibles or similar amounts required to maintain such Continuation Benefits; provided, however, that such contributions, co-payments, deductibles or similar amounts are also required to be made by other employees similarly situated within the Company. If at any time during the entitlement period the Participant shall obtain employment with a Substitute Employer in which the Participant is entitled to receive benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, the Company shall no longer be required to provide such Continuation Benefits to the Participant of the type provided by the Substitute Employer, regardless of whether such benefits differ in any respect from the Continuation Benefits.

(c) Provide the Participant with the outplacement services provided to similarly situated executives of the Company but at a level no less favorable than provided to similarly situated executives immediately prior to the Change in Control, with a provider that is reasonably agreed upon by the Participant and the Company.

4. Section 280G Limitation.

(a) For purposes of this Section 5: (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"); and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Agreement Payments without causing any Payment to be nondeductible by the Company or any successor thereto because of Section 280G of the Code.

(b) Anything in the Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code or result in any portion of any Payments being nondeductible by the Company (or any successor hereto), the aggregate Agreement Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

(c) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made as soon as practicable following the election under this Section 4(c). As promptly as practicable following such determination, the Company shall pay to, provide or distribute for the benefit of the Participant such Agreement Payments as are then due to the Participant under this Agreement and shall promptly pay to, provide or distribute for the benefit of the Participant in the future such Agreement Payments as become due to the Participant under this Agreement.

(d) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid, provided or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement which should not have been so paid, provided or distributed ("Overpayment") or that additional amounts which will have not been paid, provided or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement could have been so paid, provided or distributed ("Underpayment"), in each case, without resulting in any Payment being nondeductible by the Company or any successor thereto. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid, provided or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid or provided by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Company.

5. Waiver of Other Payments and Benefits. The compensation and benefits arrangements set forth in this Agreement are in lieu of any rights or claims that Participant may have with respect to severance or other benefits resulting from a termination of employment during the Protection Period, other than (A) the Participant's accrued annual base salary through the date of termination of employment, any incentive compensation earned through the date of termination of employment, and the value of the Participant's accrued, but unused, vacation days, in each case to the extent not theretofore paid, and (B) benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including the Company's 401(k) plan and tax qualified pension plan) and the Company's Supplemental Retirement Plan.

6. Non-exclusivity of Rights. Except as specifically provided in this Agreement, nothing herein shall prevent or limit the Participant's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Participant may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company; provided, however, that any payments due under this Agreement shall offset severance payments due to the Participant under any severance plan applicable to employees of the Company. Vested benefits and other amounts that the Participant is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the date of termination of employment shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by or subject to any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Agreement and, except as specifically provided in Section 3(b), such amounts shall not be reduced, regardless of whether the Participant obtains other employment.

8. Confidential Information; Noncompetition; Nonsolicitation.

(a) The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Participant obtains during the Participant's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Participant's violation of this Section 8(a)) ("Confidential Information"). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company's possession or premises or made use of other than in pursuit of the Company's business or as may otherwise be required by law or any legal process, and, upon termination of employment for any reason, the Participant shall deliver to the Company, without further demands, all such items and any copies thereof which are then in his possession or under his control.

(b) During the Noncompetition Period (as defined below), the Participant shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(b), the "Noncompetition Period" means the one year period after Participant's termination of employment for any reason during the Protection Period; a "Competitive Activity" means any business or other endeavor that is in substantial competition with any business conducted by the Company at the time of such termination; and (iii) the Participant shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, shareholder, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Participant's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Participant may make and retain investments during the Noncompetition Period in not more than three percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(c) During the Noncompetition Period, the Participant will not, directly or indirectly, solicit for employment or employ on behalf of any organization other than the Company or employ any person (other than any personal assistant hired to work directly for the Participant) employed by the Company, nor will the Participant, directly or indirectly, solicit for employment on behalf of any organization other than the Company any person known by the Participant (after reasonable inquiry) to be employed at the time by the Company.

(d) The Participant shall continue to be subject to the terms of the Harnischfeger Industries, Inc. Employee Proprietary Rights and Confidentiality Agreement (the "Confidentiality Agreement") pursuant to the terms of such agreement. If, during the Protection Period, the Confidentiality Agreement is no longer applicable, the Participant shall be subject to the provisions set forth below in this Section 8(d) with respect to the Company. The Participant shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. The Participant acknowledges that all ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company or heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and the Participant hereby irrevocably assigns all such ideas, discoveries, inventions, and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 8(d) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. The Participant shall, upon request of the Company, but at no expense to the Participant, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as the Company shall determine.

(e) The provisions of Sections 8 (a), (b), (c) and (d) of this Agreement shall remain in full force and effect until the expiration of the Noncompetition Period specified herein notwithstanding the termination of the Participant's employment hereunder. For purposes of this Section 8, the "Company" shall include all subsidiaries of the Company.

(f) In the event of a breach of the Participant's covenants under this Section 8, it is understood and agreed that the Company shall be entitled to injunctive relief, as well as any other legal or equitable remedies. The Participant acknowledges and agrees that the covenants, obligations and agreements of the Participant in Section 8(a), (b), (c), (d) and (e) of the Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Participant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company may have. The Company and the Participant hereby irrevocably submit to the exclusive jurisdiction of the courts of Wisconsin and the Federal courts of the United States of America, in each case located in Milwaukee, in respect of the injunctive remedies set forth in this Section 8(f) and the interpretation and enforcement of Sections 8(a), (b), (c), (d) and (e) insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 8(f), and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 8(f).

9. Attorneys' Fees. The Company agrees to reimburse, to the fullest extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company or the Participant (whether against the Company or any other party) with respect to the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that no such reimbursement shall be made unless the Participant substantially prevails in any such dispute (without taking into account any ability by the Company or other party to appeal any resolution of a dispute). Such reimbursement shall be made following resolution of the dispute within 30 days following the Company's receipt of invoices for such fees.

10. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assignees of the Company. This Agreement and all rights of the Participant hereunder shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly provided when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	To the Participant:
General Counsel	_____________________
Harnischfeger Industries, Inc.	_____________________
P.O. Box 554	_____________________
Milwaukee, WI 53211	_____________________

12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

13. Governing Law; Validity and Enforceability. This Agreement shall be construed according to the laws of Wisconsin. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

14. Gender and Number. Where the context of this Agreement admits, words in the masculine gender shall include feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

15. Amendment; Modification; Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Participant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Participant's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17. Arbitration. Subject to Section 8(f) of this Agreement, any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in Milwaukee, Wisconsin by and pursuant to the rules then prevailing of the American Arbitration Association, other than claims for injunctive relief under Section 11. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties.

18. Notification of Change in Control. The Company shall notify the Participant in writing of any Change in Control.

19. Election by Participant. IMPORTANT: You must notify the Company in writing of your election to waive any and all claims you may have under pre-petition change-in-control arrangements in order to be eligible for the benefits provided for in this Agreement. Your election must be made by signing the attached election form (Exhibit "A") prior to November 22, 2000 and delivering the signed form pursuant to Section 11 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By: ______________________________________
Michael S. Olsen

By: ______________________________________
The Company